Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 25, 2024, except for Note 2, as to which the date is August 15, 2024 and for the effects of the Reverse Stock Split completed by the Company on December 31, 2024 as disclosed in Note 1 as to which the date is March 27, 2025, relating to the consolidated financial statements of Coeptis Therapeutics Holdings, Inc. (the “Company”) as of and for the year ended December 31, 2023, in the Company’s Registration Statement on Form S-4 (the “Registration Statement”), which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

June 25, 2025